Exhibit 4.10

GLOBAL EMPLOYEE SHARE OPTION PLAN RULES Prima Biomed Ltd ACN 009 237 889

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1.	Definitions & interpretation

1.1	Definitions

In these rules, unless the contrary intention appears, the following words have the following meanings:

Term:	Definition:

ASX	ASX Limited ACN 008 624 691.

Board	all or some of the Directors acting as a board.

Business Day	a day that is not a Saturday, Sunday, public holiday or bank holiday in NSW.

Control Event	the occurrence of any of the following circumstances:

(a) a person acquires a relevant interest in more than 50% of the issued Shares; or

(b) the Board determines that a person who previously had not been in a position to do so, is in the position, directly or indirectly, and either alone or with associates, to remove more than 50% of the Directors.

Company	Prima Biomed Ltd ACN 009 237 889.

Corporations Act	Corporations Act 2001 (Cth).

Director	a director of the Company.

Eligible Employee	an employee of the Company or any other person determined by the Board from time to time to be an Eligible Employee for the purposes of the Plan, but does not include an employee who is also a Director.

Exercise Period	in respect of an Option, the period commencing on its Vesting Date and ending on the Expiry Date.

Exercise Price	in respect of an Option, the amount payable on exercise of the Option, being the amount determined in accordance with rule 6.3.

Expiry Date	in respect of an Option, the day which is three years after its Grant Date.

Grant Date	in respect of an Option, the day on which the Option is granted.

Listing Rules	the listing rules of ASX.

Offer	an invitation to apply for Options under the Plan which must be in writing in a form determined by the Board.

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Term:	Definition:

Option	an option to subscribe for a Share granted to an Eligible Employee under the Plan.

Option Certificate	the certificate issued by the Company to a Participant on the grant of an Option.

Participant	an Eligible Employee who has been granted an Option under the Plan.

Plan	this Prima Biomed Ltd Global Employee Share Option Plan, the rules of which are set out in this document.

Security Interest	a mortgage, charge, pledge, lien, encumbrance or other third party interest of any nature.

Share	a fully paid ordinary share in the capital of the Company.

Vesting Condition	in respect of an Option, one or more conditions that must be met before the Option vests, as determined by the Board in its absolute discretion.

Vesting Date

in respect of an Option, the date on which an Option vests, which must be a date not less than 12 months following the Grant Date, or such other period as may be determined by the Board in its absolute discretion.

1.2	Interpretation

In these rules, unless the context otherwise requires:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a rule, paragraph or schedule is to a rule or paragraph of, or schedule to, this document, and a reference to this document includes any schedule;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A, dollar or $ is to Australian currency;

(f)	a reference to time is to time in New South Wales, Australia;

(g)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(h)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re enactments or replacements of any of them;

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(i)	a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

(j)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(k)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this Plan or any part of it; and

(l)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

1.3	Headings

Headings are for ease of reference only and do not affect interpretation.

2.	Introduction

2.1	Name of Plan

The Plan is called the Prima Biomed Ltd Global Employee Share Option Plan.

2.2	Objects of Plan

The objects of the Plan are to:

(a)	attract, reward, retain and incentivise Eligible Employees;

(b)	establish a method by which Eligible Employees can participate in the future growth and profitability of the Company; and

(c)	recognise the ongoing ability of Eligible Employees and their expected efforts and contribution to the performance and success of the Company.

2.3	Commencement of Plan

The Plan commences on the date that the Board determines.

2.4	Advice

Eligible Employees should obtain their own independent advice (at their own expense) on the financial, taxation and other consequences to them of, or relating to, participation in the Plan.

3.	Operation and Administration of the Plan

3.1	Operation

The Plan operates according to these rules which bind the Company and each Participant.

3.2	Powers of Board

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The Board has full power to implement and administer the Plan. Without limitation, the Board has power to:

(a)	determine appropriate procedures and make regulations consistent with the Plan for the administration and operation of the Plan;

(b)	construe and interpret the Plan, any Offer and any other agreement or document executed pursuant to the Plan;

(c)	resolve conclusively all questions of fact or interpretation arising in connection with the Plan;

(d)	terminate or suspend the operation of the Plan at any time;

(e)	delegate any functions and powers it may consider appropriate for the efficient administration of the Plan to any person or persons (including a committee of Directors) whom the Board reasonably believes to be capable of performing those functions and exercising those powers;

(f)	take and rely upon independent professional or expert advice in or in relation to the exercise of any of their powers or discretions under the Plan;

(g)	select persons to receive Offers as the Board thinks fit; and

(h)	correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Offer.

3.3	Determination

(a)	Any power or discretion conferred on the Board by the Plan may be exercised by the Board in the interests or for the benefit of the Company and the Board has absolute discretion in any determination, decision, approval or opinion by it under the Plan.

(b)	In exercising its power or discretion, the Board is not under any fiduciary or other obligation to any other person.

(c)	Every exercise of discretion by the Board and every decision of the Board as to the interpretation, effect or application of the Plan is final, conclusive, and binding.

4.	Rights of Participants

4.1	No conferred rights

The Plan does not:

(a)	confer on an Eligible Employee the right to receive an Offer; or

(b)	affect any right the Company may have to terminate the employment or engagement of an Eligible Employee or a Participant.

4.2	Incorporation of Plan

(a)	The Plan will not form part of, and is not incorporated into, any contract of employment or engagement of any Eligible Employee or Participant.

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(b)	No Eligible Employee or Participant will have any rights to compensation or damages in consequence of the termination of the Eligible Employee’s or Participant’s employment or engagement, for any reason whatsoever, in so far as those rights arise, or may arise, from his or her ceasing to have rights under the Plan as a result of such termination.

4.3	Voting

A Participant does not, as a Participant, have any right to attend or vote at general meetings of holders of Shares.

5.	Principal conditions

5.1	Options to be granted only to Eligible Employees

An Option may not be granted to a person under the Plan unless the person is an Eligible Employee.

5.2	Compliance with laws

An Option may not be offered or granted to an Eligible Employee, or exercised by a Participant, if to do so would contravene the Company’s Constitution, the Listing Rules or the Corporations Act.

5.3	Vesting Conditions

(a)	An Option vests, and may be exercised, only if the Vesting Conditions relating to it have been satisfied or waived by the Board.

(b)	A determination made by the Board that any Vesting Condition has or has not been satisfied is final and binding upon the Participant unless the Board in its absolute discretion decides to revise any determination.

6.	Offer

6.1	Offer by Board

(a) The Board may in its absolute discretion make an Offer to an Eligible Employee.

(b)	For the avoidance of doubt, the Board may make an Offer to some but not all Eligible Employees.

6.2	Terms of Offer

An Offer must be in writing and must state:

(a)	the name and address of the Eligible Employee to whom the Offer is made;

(b)	the date of the Offer;

(c)	the period for acceptance of the invitation constituted by the Offer;

(d)	the number of Options the subject of the Offer;

(e)	the Vesting Conditions attaching to the Options the subject of the Offer;

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(f)	the Exercise Price;

(g)	any other specific terms and conditions applicable to the Offer.

6.3	Exercise Price

The Exercise Price of an Option is as determined by the Board, provided that the price must not be less than the price equal to the volume weighted average price of Shares traded on ASX during the 7 day period immediately prior to and including the date of grant of the Option multiplied by 150%.

6.4	Offer to be Personal

An Offer is personal to the Eligible Employee to whom it is made.

7.	Application for Options

7.1	Application

(a)	An Eligible Employee who wishes to apply for Options specified in an Offer must do what is specified in the Offer on or before the Offer’s closing date.

(b)	Where the Eligible Employee complies with rule 7.1(a), the Company may:

(i)	accept the Eligible Employee’s application;

(ii)	grant to the Eligible Employee the relevant number of Options applied for; and

(iii)	issue the Eligible Employee an Option Certificate for the relevant number of Options.

(c)	On grant of the Options to an Eligible Employee, the Eligible Employee becomes a Participant and is bound by these rules.

7.2	Replacement of Option Certificates

(a)	If any Option Certificate is lost, stolen, damaged or destroyed, it may be replaced by the Company on such terms as to evidence, indemnity and security as the Company may reasonably require.

(b)	The affected Participant will be liable for any expenses incurred in connection with the replacement of an Option Certificate.

8.	Exercise of Options

8.1	Exercise

An Eligible Employee may exercise an Option granted to the Eligible Employee:

(a)	during the Exercise Period for the relevant Option; and

(b)	before the Exercise Period if permitted under rules 8.8 or 8.9.

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by giving a notice and doing all the other things required by rule 8.3(a).

8.2	Entitlement

Each Option entitles its holder to subscribe for and be allotted one Share on the exercise of the Option in accordance with the Plan and the payment of the Exercise Price.

8.3	Notice

(a)	To exercise an Option, the Participant must give a notice to the Company specifying that the Participant exercises the Option. The notice must be accompanied by:

(i)	the relevant Option Certificate; and

(ii)	payment of the Exercise Price in accordance with rule 8.4.

(b)	Exercise of an Option is only effective when the Company receives the entire amount of the Exercise Price.

8.4	Payments

All payments of the Exercise Price for an Option must be made by cheque, bank draft or otherwise in immediately available funds in favour of the Company.

8.5	Allotment

Subject to these rules and the Listing Rules, on exercise of an Option the Company must allot and issue to the Participant the Share the subject of the Option.

8.6	Share allotted upon exercise of Option

The Share allotted and issued following exercise of an Option, upon allotment will rank equally in all respects with the existing issued Shares.

8.7	Interest in Shares to which Options convert

A Participant has no interest in the Share the subject of an Option unless and until the Share is issued to that Participant.

8.8	Early Vesting Date

If any of the following events occur with respect to a Participant, the Board may, in its discretion, bring forward the Vesting Date of all Options held by the Participant to a date determined by the Board:

(a)	the termination or cessation of the Participant’s employment with the Company as a result of total and permanent disablement;

(b)	the death of the Participant;

(c)	the retirement of the Participant after the Participant has reached the age of 55 years;

(d)	the termination of the Participant’s employment with the Company as a result of redundancy.

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8.9	Control Event

If a Control Event occurs before the Vesting Date of an Option, the Option becomes exercisable irrespective of the Vesting Date and Vesting Conditions attaching to the Option.

9.	Maximum number of Options

The maximum number of Options that may be granted under the Plan is 20,000,000.

10.	Lapse of Options

10.1	Lapse

An Option granted pursuant to the Plan will be granted on the condition that the Option automatically lapses on the first to occur of:

(a)	the last day of the relevant Exercise Period; or

(b)	a determination by the Board that the Option should lapse because the Participant:

(i)	has been dismissed or removed from office for a reason which entitled the Company to dismiss the Participant without notice;

(ii)	has committed an act of fraud, dishonesty or gross misconduct in relation to the affairs of the Company; or

(iii)	has done an act which brings the Company into disrepute; or

(iv)	the Participant has ceased to be employed by the Company (other than in the circumstances set out in rule 8.8) prior to the Option being exercisable.

10.2	Rights cease

If an Option lapses, all rights of a Participant under the Plan in respect to that Option cease, and no consideration will be payable for or in relation to that lapse.

11.	Dealings with Options

11.1	Options personal

Except where Options have been transferred with the prior written consent of the Board, each Option is personal to the Participant and may not be exercised by another person.

11.2	No unauthorised disposal

Except with the prior written consent of the Board, a Participant must not dispose of, deal with or grant any Security Interest over or otherwise deal with an Option or any interest in an Option (or purport to do any of those things), and any Security Interest or disposal or dealing will not be recognised in any manner by the Company.

12.	Listing on ASX

The Share to be issued to any Participant upon exercise of an Option will not be quoted on any stock exchange on which the Shares are quoted until the Option is exercised, at which

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time the Company must apply to ASX (and any other stock exchange on which the Shares are quoted) for, and will use its best endeavours to obtain, quotation for the Share.

13.	Change in circumstances

13.1	New issues

(a)	A Participant is not entitled to participate in any new issue to existing holders of Shares unless:

(b)	The Participant has become entitled to exercise their Options under the Plan; and

(c)	The Participant does exercise their Options before the record date for determination of entitlements to the new issue and participate as a result of being a holder of Shares.

(d)	The Company must give Participants, in accordance with the Listing Rules, notice of any new issue before the record date for determining entitlements to the new issue.

13.2	Bonus Issues

If the Company makes a bonus issue of Shares to existing holders of Shares and no Share has been issued in respect of an Option before the record date for determining entitlements to the bonus issue, then the number of underlying Shares over which the Option is exercisable is increased by the number of Shares which the Participant would have received if the Participant had exercised the Option prior to such record date.

13.3	Pro-rata issues

If the Company makes a pro-rata issue of Shares to existing holders of Shares and no Share has been issued in respect of an Option before the record date for determining entitlements to the issue, the Exercise Price of the Option is reduced in accordance with the Listing Rules.

13.4	Reorganisation of capital

If there is a reorganisation of capital of the Company then the rights of a Participant is changed to the extent necessary to comply with the Listing Rules applying to a reorganisation of capital at the time of the reorganisation.

14.	Dividends and Voting Rights

A Participant who holds an Option has no rights or entitlements to participate in dividends declared by the Company, or rights to vote at meetings of the Company, until that Option is exercised.

15.	Duration of the Plan

15.1	Termination

The Plan may be terminated at any time by resolution of the Board.

15.2	Suspension

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The Board, by resolution, may decide to suspend the operation of the Plan either for a fixed period or indefinitely and may also decide to end any such period of suspension.

15.3	No prejudice

If the Plan terminates or is discontinued or suspended for any reason, that does not prejudice the accrued rights of the Participants.

16.	Taxation

Neither the Company nor its Directors, officers, employees, representatives or agents take any responsibility or assume any liability for the taxation liabilities of Participants or Eligible Employees.

17.	Listing Rules

The terms and conditions of the Plan must at all times comply with the Listing Rules. If there is any inconsistency between the terms and conditions of the Plan and the Listing Rules, then the Listing Rules will prevail.

18.	Notices

Notices may be given by the Company to Eligible Employees and Participants in any manner as the Board may from time to time determine.

19.	Primary Instruments

The Plan is to be interpreted subject to the Constitution, the Corporations Act, the Listing Rules and any other applicable laws.

20.	Amendment

20.1	Board may amend rules

Subject to the Listing Rules, the Board may at any time amend any of these rules, or waive or modify the application of any of these rules in relation to a Participant.

20.2	Consent

If an amendment to be made under rule 20.1 would adversely affect the rights of any Participant in respect of any Option held by them, the Board must obtain the consent of Participants who between them hold not less than 75% of the total number of those Options held by all those Participants before making the amendment.

21.	Governing law

The Plan and the rights and obligations of Participants under the Plan are governed by the law of New South Wales and each Participant irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

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